Exhibit 99.1

FOOTNOTES

1.
China Investment Corporation (“CIC”) is the parent of CIC International Co., Ltd. (“CIC International”), which is the parent of each of Stable Investment Corporation (“Stable”) and Best Investment Corporation (“Best” and, together with CIC and Stable, the “Reporting Persons”).  Prior to the Transactions (as defined below), Stable and Best held a collective 99.499848% ownership interest in Brookfield Retail Holdings III LLC (“BRH III”) (subject to a “carry interest” held by the managing member thereof).  Subsequent to the consummation of the Transactions, Stable and Best have no ownership interest in BRH III and no beneficial ownership in any shares of common stock of the Issuer (“Shares”) held by BRH III.

2.
CIC International is the parent of another wholly owned subsidiary through which CIC indirectly holds an additional 131,103 Shares.  The amount in Table I, Column 5 above includes such 131,103 Shares, but Stable and Best do not have any beneficial ownership of such Shares.

3.
On November 1, 2013, BRH III entered into agreements providing for, among other things, (i) the sale by BRH III of 19,528,869 Shares held by BRH III and all of the warrants issued by the Issuer and held by BRH III that are attributable to the interests of Stable and Best (“Warrants”) and (ii) the distribution by BRH III to Stable and Best, in complete redemption of the interests of Stable and Best in BRH III, of (A) $584,731,721 from the funds received in the sale transactions described in clause (i), (B) 1,980,893 shares of common stock, par value $0.01 per share (the “Rouse Common Stock”) of Rouse Properties, Inc. held by BRH III, which shares are all of the shares of Rouse Common Stock held by BRH III that are attributable to the interests of Stable and Best and (C) 33,516,396 Shares held by BRH III (collectively, the “Transactions”).  As a result of the Transactions, the number of Shares and Warrants beneficially owned by the Reporting Persons has changed as disclosed herein.  The number of Shares and Warrants reported on this Form 4 as being disposed of are Shares and Warrants that were previously reported as Shares and Warrants owned by the Reporting Persons and either were (x) sold in the transaction described in clause (i) above or (y) an additional number of Shares or Warrants that were attributable to the carry interest of the managing member of BRH III.

4.	Each of the Reporting Persons disclaims any beneficial ownership of the Shares reported herein except to the extent of its pecuniary interest therein.